Exhibit 99.2

Arkados Signs Letter of Intent to Acquire SolBright Renewable Energy

Combination will expand the energy services business into solar and open significant customer opportunities for Industrial Internet of Things solutions

Newark, NJ and Charleston, SC— March 20, 2017 — Arkados Group, Inc. (OTC: AKDS), a leading software developer and system integrator enabling Internet of Things (IoT) applications for commercial and industrial customers, today announced it has signed a letter of intent to acquire the assets of SolBright Renewable Energy, LLC, a renewable energy design and development company based in Charleston, SC. The deal is subject to customary closing conditions and regulatory approvals and is anticipated to close by March 31, 2017.

SolBright Renewable Energy is a leading provider of turnkey development, engineering, procurement and construction (EPC) services for the commercial/industrial and military solar photovoltaic markets. a. Arkados will pay $15 million in a combination of cash, debt and stock for substantially 100% of the assets of SolBright, including a current backlog of approximately $40 million in distributed generation EPC projects and a large and growing pipeline of additional projects throughout the Eastern United States. This transaction can allow Arkados to significantly expand its Arkados Energy Solutions business into the rapidly growing renewable energy industry and open many new customer opportunities for its cutting-edge Internet of Things solutions.

“The SolBright team has built a great renewable energy business by delivering superior service to Fortune 500 and other commercial, industrial and military customers,” said Terrence DeFranco, Chief Executive Officer of Arkados Group, Inc. “This acquisition allows us to greatly scale and diversify our services business, add significant current and future revenues and cash flows and expand the penetration of our smart building solutions based on our Arktic software platform into a blue-chip customer base. The solar market is poised for explosive growth over the next 5 years and beyond and this combination positions Arkados to capitalize on the tremendous growth in renewables and the Internet of Things.”

“We are very excited about the merger of our business with Arkados,” states Patrick Hassell, Managing Director of SolBright Renewable Energy, LLC. “We have worked hard over the past 8 years growing our business and believe that the combination of our services with the robust technology solutions of Arkados will give us an edge in further differentiating ourselves as this tremendous market evolves. We believe there is great demand for digital solutions in the renewables industry and are impressed with the advantages that our customers can gain from Arkados’ technology solutions. There is a growing market that demands higher efficiency with less cost and we believe that the combination of SolBright’s services and Arkados’ technology is a winning formula.”

General Electric estimates that the Industrial Internet of Things (IIoT), the use of sensing, data gathering, monitoring and controlling commercial and industrial machinery, will reach $60 trillion worldwide in the next 15 years. IIoT technology and software applications in combination with on-site renewable energy generation and emerging battery storage capabilities provides a complete solutions set for optimizing energy efficiency and corporate energy spend. Big Data analytics and Cloud based management positions Arkados/SolBright to capitalize on the $1.2 – $3.7 trillion in estimated value created by IoT applications by 2025 (McKinsey). Leveraging the growth in the solar industry, which is expected to triple in the next 5 years according to the Solar Energy Industries Association, can position Arkados as an emerging leader in this market.

In November 2015, Gartner estimated that the Internet of Things will consist of 20.8 billion connected objects in use by 2020, up from 6.4 billion in 2016 and that enterprise customers represent the largest spending on these devices. Another more recent Gartner report estimates IoT deployment in commercial buildings is on track to reach just over 1 billion in 2018.

About Arkados Group, Inc.

Arkados Group, Inc. (the “Company”) through its subsidiaries, is a leading software development and system integrator enabling Internet of Things applications for home and building automation and energy management. The Company's solutions are uniquely designed to drive a wide variety of wireless and powerline communication (PLC)-based products, such as sensors, gateways, video cameras, appliances and other devices. By utilizing the Company's solutions, Arkados' customers can bring numerous sophisticated, full-featured products to market faster at a lower overall development cost. Arkados® is a registered trademark of Arkados Group, Inc. For more information about Arkados, please visit: http://www.arkadosgroup.com.

About SolBright Renewable Energy, LLC

SolBright Renewable Energy is a turnkey developer and EPC of Solar Photovoltaic projects for long term, stable, distributed power solutions. SolBright focuses on military, municipal and commercial/industrial markets, with projects ranging in size from 100 kWp to 5,000 kWp. SolBright’s services include market assessment, design/engineering, installation, operation and maintenance/monitoring, financing and project ownership. SolBright has distinct competitive advantages for ground, parking canopy and roof-top solar applications that ensure integration with existing/new roof warranties. SolBright has a national reach within the United States, with projects successfully delivered throughout the southeast, mid-Atlantic and northeast and as far west as California.